EXHIBIT 12.1


                              ARGONAUT GROUP, INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                              Nine months ended
                                                September 30,                          Years Ended December 31,
                                             ---------------------    ------------------------------------------------------------
                                              2005         2004        2004        2003          2002        2001         2000
                                             --------     --------    --------    --------    ---------    --------    ----------
                                                                         (in millions, except ratios)
Earnings:
   Income (loss) from continuing
     operations before provision for
                                                                                                             $
     income taxes                             $53.8        $34.5       $60.7      $135.3       $(21.1)      3.3         $(129.2)

Add:

   Fixed charges                                15.3         10.8        15.6        12.3           2.6         2.9           2.3
                                             --------     --------    --------    --------     ---------    --------    ----------
Total earnings (loss)                          $69.1        $45.3       $76.3      $147.6       $(18.5)        $6.2      $(126.9)
                                             ========     ========    ========    ========     =========    ========    ==========

Fixed charges
   Interest expense, net                       $12.0         $7.5       $11.0       $ 8.4         $ 0.4        $0.2         $   -

   Preferred stock dividends                     1.7          1.8         2.5         1.8             -           -             -
   Rental interest factor                        1.6          1.5         2.1         2.1           2.2         2.7           2.3
                                             --------     --------    --------    --------     ---------    --------    ----------
     Total fixed charges                      $15.3         $10.8       $15.6      $               $2.6        $2.9          $2.3
                                                                                     12.3
                                             ========     ========    ========    ========     =========    ========    ==========

Ratio of earnings to fixed charges            4.5:1        4.2:1       6.7:1      12.0:1          (A)        2.1:1         (B)
                                             ========     ========    ========    ========     =========    ========    ==========

(A) Earnings were inadequate to cover fixed charges by $21.1 million
(B) Earnings were inadequate to cover fixed charges by $129.2 million